Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as [*]. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the

Securities Exchange Act, as amended.

Exhibit 10.10

EXCLUSIVE

LICENSE AGREEMENT

Between

THE REGENTS OF THE

UNIVERSITY OF CALIFORNIA

And

MEDIVATION, INC.

and

MEDIVATION PROSTATE THERAPEUTICS, INC.

“Preparation and Activity of Novel Prostate Cancer Drugs”

(UC Case No. 2004-129)

and

“Groups 1 and 2: Preparation and Activity of

Novel Prostate Cancer Drugs”

(UC Case No. 2005-438)

LICENSE AGREEMENT

EXCLUSIVE LICENSE AGREEMENT

This Agreement is made and is effective this 12th day of August 2005, (the “Effective Date”) between THE REGENTS OF THE UNIVERSITY OF CALIFORNIA (“The Regents”), a California corporation having its corporate offices located at 1111 Franklin Street, Oakland, California 94607-5200, acting through its offices located at 10920 Wilshire Blvd, Suite 1200, Los Angeles, California 90024-1406, and MEDIVATION, INC. (“Medivation”), a Delaware corporation, and MEDIVATION PROSTATE THERAPEUTICS, INC. (“MPT”) (Medivation and MPT together “Licensee”), a Delaware corporation and wholly-owned subsidiary of Medivation, each having a principal place of business at 501 Second Street, Suite 211, San Francisco, CA 94107.

RECITALS

WHEREAS, certain inventions (the “Inventions”), generally characterized as “Preparation and Activity of Novel Prostate Cancer Drugs” (UC Case No. 2004-129) and “Groups 1 and 2: Preparation and Activity of Novel Prostate Cancer Drugs” (UC Case No. 2005-438), was made in the course of research at the University of California, Los Angeles by Michael E. Jung, Samedy Ouk, Charlie D. Chen and Derek Welsbie, employee(s) of The Regents, and Charles L. Sawyers, an employee of the Howard Hughes Medical Institute (“HHMI”) and member of the faculty of the University of California, Los Angeles, and is claimed in Regents’ Patent Rights as defined below;

WHEREAS, each of Michael E. Jung, Samedy Ouk, Charlie D. Chen and Derek Welsbie, as employees of The Regents, is obligated to assign their right, title and interest in and to the Invention to The Regents;

WHEREAS, HHMI assigned its rights in the Invention to The Regents under the terms of the interinstitutional agreement with HHMI having UC Control No. 1986-18-0017 (“HHMI Interinstitutional Agreement”), and accordingly, The Regents has the authority to license the entire interest in the Invention and any patent rights claiming it;

WHEREAS, under the terms of the HHMI Interinstitutional Agreement, HHMI has reserved nonexclusive, paid-up, royalty-free, irrevocable licenses, with no right to sublicense others, to make and use the Invention for research purposes;

WHEREAS, the Invention was developed with United States Government funds, and The Regents has elected title thereto and granted a royalty-free nonexclusive license to the United States Government on August 10, 2005, as required under 35 U.S.C. §201-212;

WHEREAS, Licensee and The Regents entered into a secrecy agreement effective April 12, 2005 and expiring on April 11, 2010 (“Secrecy Agreement”) to allow Licensee to evaluate its interest in the Inventions and, as a result of its evaluation, Licensee wishes to obtain certain rights from The Regents;

WHEREAS, Medivation and The Regents entered into a Letter Agreement effective July 1, 2005 in which The Regents agreed to negotiate exclusively with Medivation for a license to certain rights in the Inventions;

WHEREAS, Licensee is a “small business concern” as defined in 15 U.S.C. §632; and

WHEREAS, The Regents wishes that Regents’ Patent Rights be developed and utilized to the fullest extent so that the benefits can be enjoyed by the general public.

The parties agree as follows:

1. DEFINITIONS

1.1	“Regents’ Patent Rights” means The Regents interest in the claims of the United States patents and patent applications, corresponding foreign patents and patent applications (requested under Paragraph 7.3 herein), and any reissues, extensions, substitutions, continuations, divisions, and continuation-in-part applications (but only those claims in the continuation-in-part applications that are entirely supported in the specification and entitled to the priority date of the parent application) based on the patent applications listed in Appendix A (UC Case Nos. 2004-129 and 2005-438).

1.2	“Licensed Product” means any article, composition, apparatus, substance, chemical, or any other material covered by the claims of Regents’ Patent Rights or whose manufacture, use or sale would constitute an infringement of any claim within Regents’ Patent Rights, or any service, article, composition, apparatus, chemical, substance, or any other material made, used, or sold by or utilizing or practicing a Licensed Method. This definition of Licensed Product also includes a service either used by Licensee, an Affiliate, or sublicensee or provided by Licensee, an Affiliate or sublicensee to its customers when such service requires the use of Licensed Product or performance of Licensed Method. Additionally, for the avoidance of doubt, if such product is a component of a larger unit such as a kit, composition of matter or combination, such kit, composition of matter or combination is deemed to be the Licensed Product for purposes of this definition.

1.3	“Licensed Method” means any process or method which is covered by the claims of Regents’ Patent Rights or whose use or practice would constitute an infringement of any claim within Regents’ Patent Rights.

1.4	The “Field of Use” means the treatment or prevention of disease using the compositions of matter with the chemical structures identified in Regents’ Patent Rights; provided, however, that The Regents will retain the right to provide such compounds included within the subject technology to third parties for commercial research use only as positive controls in drug discovery assays.

1.5	“Affiliate” means any corporation or other business entity in which Licensee owns or controls, directly or indirectly, at least 50% of the outstanding stock or other voting rights entitled to elect directors. In any country where the local law does not permit foreign equity participation of at least 50%, then “Affiliate” means any company in which Licensee owns or controls, directly or indirectly, the maximum percentage of outstanding stock or voting rights that is permitted by local law.

1.6	“First Commercial Sale” means the first sale of any Licensed Product by Licensee or any Affiliate or Sublicensee, following approval of its marketing by the appropriate governmental agency for the country in which the sale is to be made. When governmental approval is not required, “First Commercial Sale” means the first sale in that country.

1.7	“Final Sale” means any sale, transfer, lease, exchange or other disposition or provision of a Licensed Product and/or a Licensed Method to a Customer. A Final Sale shall be deemed to have occurred upon the earliest to occur of the following (as applicable): (a) the transfer of title to such Licensed Product and/or Licensed Method to a Customer, (b) the shipment of such Licensed Product to a Customer, (c) the provision of a Licensed Method to a Customer, (d) the provision of an invoice for such Licensed Product or Licensed Method to a Customer, or (e) payment by the Customer for Licensed Products or Licensed Methods.

1.8	“Net Sales” means the total of the gross amount invoiced or otherwise charged (whether consisting of cash or any other forms of consideration) for the Final Sale of Licensed Products or Licensed Methods by Licensee, or by any Affiliate, Joint Venture or Sublicensee to Customers, less the following deductions (to the extent included in and not already deducted from the gross amount invoiced or otherwise charged) to the extent reasonable and customary: cash, trade or quantity discounts actually granted to Customers; sales, use, tariff, import/export duties or other excise taxes imposed on particular sales (excepting value added taxes or income taxes); transportation charges, including insurance to the extent actually paid by the Customer; and allowances or credits to Customers because of rejections or returns. Where Licensee or any Affiliate, Joint Venture or Sublicensee is the Customer, then Net Sales shall be based on the gross amount normally invoiced or otherwise charged to other Customers in an arms length transaction for such Licensed Products or Licensed Methods. For the avoidance of doubt, if Licensee or any Affiliate, Joint Venture or Sublicensee supplies (directly or indirectly) a product that constitutes a Licensed Product to any Affiliate, Joint Venture or Sublicensee and such Affiliate, Joint Venture or Sublicensee includes such product in another product, then Net Sales shall be based on the total gross amount invoiced or otherwise charged for such other product in its entirety.

1.9	“Sublicensee” means any third party sublicensed by Licensee to make, have made, use, sell, offer for sale or import any Licensed Product or to practice any Licensed Method.

1.10	“Sublicensing Income” means income received by Licensee under or on account of Sublicenses. Sublicensing Income includes income received including but not limited to license issue fees, milestone payments, and the like but specifically excludes royalties on the sale or distribution of Licensed Products or the practice of Licensed Methods. If Licensee accepts noncash consideration from its sublicensee, then, at the option of The Regents, Licensee will compensate The Regents with the cash equivalent of such noncash consideration. Not included in the definition of Sublicensing Income is income received by Licensee as payment or reimbursement for research costs conducted by or for Licensee, including costs associated with materials, equipment or clinical testing.

1.11	“Customer” means any individual or entity that receives Licensed Products or Licensed Methods, provided however, that Licensee or any Affiliate, Joint Venture or Sublicensee shall be deemed a Customer only if it receives Licensed Products or Licensed Services for its own end-use and not resale.

1.12	“Sublicense” means any transaction (a) in which the Licensee grants to any third party a license to make, have made, use, sell, offer for sale or import any Licensed Product or to practice any Licensed Method, and (b) which is not a Licensee Liquidity Transaction.

1.13

“Licensee Liquidity Transaction” means (a) the sale of all or substantially all of the business or assets of MPT, whether by merger, consolidation, asset acquisition, stock acquisition, or otherwise, (b) any corporate partnership, joint venture or other such transaction between MPT and one or more non-Affiliate third parties which has as its purpose the research, development and/or commercialization of one or more Licensed Products or Licensed Methods, and pursuant to which MPT retains significant ongoing financial and/or operational responsibility for such research, development and/or commercialization, (c) the initial public offering of MPT’s common stock, or (d) the receipt of marketing approval for a Licensed Product in either the US or in the major EU countries (UK, FR, IT, GE, SP).

1.14	“Licensee” means both Medivation, Inc. and Medivation Prostate Therapeutics, Inc., both of which shall be responsible for all obligations and duties under this Agreement.

2. GRANT

2.1	Subject to the limitations set forth in this Agreement, including the licenses granted to the United States Government and those reserved by HHMI set forth in the recitals and in Paragraph 2.2 and the rights reserved by The Regents in Paragraph 2.3, The Regents hereby grants to Licensee an exclusive license (the “License”) under Regents’ Patent Rights, in jurisdictions where Regents’ Patent Rights exist, to make, have made, use, sell, offer for sale and import Licensed Products and to practice Licensed Methods in the Field of Use to the extent permitted by law.

2.2 2.2a	The License is subject to all the applicable provisions of any license to the United States Government executed by The Regents and is subject to any overriding obligations to the United States Federal Government under 35 U.S.C. §200-212 and applicable governmental implementing regulations and the obligation to report on the utilization of the Invention set forth in 37 CFR §401.14(h). Moreover, the Licenses granted to Licensee hereunder also are subject to the National Institutes of Health “Principles and Guidelines for Recipients of NIH Research Grants and Contracts on Obtaining and Disseminating Biomedical Research Resources” set forth in 64F.R. 72090 (Dec. 23, 1999).

2.2b	The License granted hereunder is also subject to the paid-up, non-exclusive, irrevocable licenses reserved by HHMI to make and use the Invention for its research purposes. Such licenses reserved by HHMI specified in the recitals and the immediately prior sentence do not include the right to sublicense others. Moreover, the Licenses granted to Licensee hereunder also are subject to HHMI’s statement of policy on research tools. Note: HHMI’s policy can be found at www.hhmi.org/about/ogc/policies.html.

2.3	The Regents expressly reserves the right to use Regents’ Patent Rights and associated technology for educational, research and clinical purposes including publication of research results and sharing research results with other non-profit institutions, and allowing other non-profit research institutions to use Regents’ Patent Rights and associated technology for the same purpose.

3. SUBLICENSES

3.1	The Regents also grants to Licensee the right to issue exclusive or nonexclusive sublicenses to third parties to make, have made, use sell, offer for sale or import Licensed Products and to practice Licensed Methods in any jurisdiction in which Licensee has exclusive rights under this Agreement (“Sublicenses”). All Sublicenses will include all of the rights of, and will require the performance of all the obligations due to, The Regents and HHMI (and, if applicable, the United States Government) under this Agreement other than those rights and obligations specified in Article 4 (Fees), Paragraph 5.2 (minimum annual royalties), and Paragraphs 7.1 and 7.2 (reimbursement of patent costs).

3.2	Licensee must pay to The Regents (a) [*] of all Sublicensing Income from all Sublicenses granted prior to the filing of the first U.S. IND covering a Licensed Product; (b) [*] of all Sublicensing Income from all Sublicenses granted after the filing of the first U.S. IND but prior to the first patient dosed in a Phase III study; and (c) [*] of all Sublicensing Income from all Sublicenses granted thereafter. If, as part of the same or a related transaction in which Licensee sublicenses Regents’ Patent Rights to a third party, Licensee also licenses other patent rights to such third party, Licensee and The Regents shall make a good faith determination in apportioning the value of Sublicensing Income as to the total consideration received from such third party.

3.3	On Net Sales of Licensed Products sold or disposed of by a Sublicensee, Licensee must pay to The Regents an earned royalty in accordance with Article 5 (Royalties) as if these were Licensee’s Net Sales. Any royalties received by Licensee in excess of royalties due to The Regents under this Paragraph 3.3 belong to Licensee.

3.4	Licensee must provide to The Regents a copy of each Sublicense within 30 days of execution, and a copy of all information submitted to Licensee by Sublicensees relevant to the computation of the payments due to The Regents under this Article 3.

3.5	If this Agreement is terminated for any reason, all outstanding Sublicenses, not in default, will be assigned by Licensee to The Regents, at the option of The Regents. The Sublicenses will remain in full force and effect with The Regents as the licensor or sublicensor instead of Licensee, but the duties of The Regents under the assigned Sublicenses will not be greater than the duties of The Regents under this Agreement, and the rights of The Regents under the assigned Sublicenses will not be less than the rights of The Regents under this Agreement, including all financial consideration and other rights of The Regents. Moreover, The Regents will have the sole right to modify each such assigned Sublicense to include all of the rights of The Regents and HHMI (and, if applicable, the United States Government).

4. FEES

4.1	In partial consideration for the License, Licensee will pay to The Regents a license issue fee of fifteen thousand dollars ($15,000) within thirty (30) days of the Effective Date. This fee is nonrefundable and is not an advance against royalties.

4.2 4.2a	Within thirty (30) days of the Effective Date, Licensee will grant to The Regents options to purchase 150,000 shares of Common Stock of Licensee. All options issued to The Regents will be fully vested upon issuance, at no cost to The Regents, and become exercisable immediately prior to the closing of the first Licensee Liquidity Transaction.

4.2b	The Regents’ acceptance of equity is contingent upon receiving approval from the University of California Office of the President, and if such approval is not granted, the parties will negotiate an alternate form of financial consideration in lieu of the equity component due The Regents.

4.2c	Licensee’s shareholder purchase agreement, stock restriction agreement, or derivatives thereof, shall contain language that permits The Regents to distribute, under The Regents’

[*]	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Patent Policy, a share of the options to its inventors of Regents Patent Rights licensed hereunder.

4.2d	Licensee will be responsible for funding all costs associated with the development and commercialization of Regents’ Patent Rights, to the extent licensed hereunder, including without limitation all patent prosecution and maintenance costs. Medivation will provide capital contributions to MPT to finance such costs, and will be entitled to receive one share of MPT’s Common Stock for each one dollar ($1.00) of capital contributions made to MPT. Capital contributions may include both direct infusions of cash from Medivation to MPT, and reasonable allocations to MPT of Medivation’s costs.

4.2e	The parties acknowledge that Medivation’s business strategy is to operate as a publicly-traded holding company, with multiple operating subsidiaries. As such, Medivation will be entitled to allocate all of its costs to its various operating subsidiaries, including MPT. All costs directly attributable to activities performed on behalf of a specific operating subsidiary, such as patent prosecution, maintenance and enforcement costs, compound manufacturing costs, preclinical and clinical testing costs, etc., will be allocated exclusively to the applicable subsidiary. All other costs, including management, facilities, insurance, compliance, etc., will be allocated to Medivation’s operating subsidiaries, including MPT, equally or on any other basis Medivation deems to be fair in its reasonable discretion.

4.2f	Medivation will maintain complete and accurate financial records of its and MPT’s operations, including capital contributions from Medivation and allocations of Medivation’s costs, and these records will be open to review by The Regents and its professional advisers on commercially reasonable terms, subject to the confidentiality provisions of Article 29 (Confidentiality).

4.3	For each Licensed Product reaching the milestones indicated below, Licensee must make the following payments to The Regents within 30 days of reaching the milestones:

4.3a	$[*] upon dosing of first patient in first Phase I study of a Licensed Product; $[*] upon dosing of first patient in each subsequent Phase I study of a Licensed Product with a different active pharmaceutical ingredient; maximum total milestones under 4.3a of $[*];

4.3b	$[*] upon dosing of first patient in first Phase II efficacy study of a Licensed Product; $[*] upon dosing of first patient in each subsequent Phase II efficacy study of a Licensed Product with a different active pharmaceutical ingredient; maximum total milestones under 4.3b of $[*].

4.3c	$[*] upon dosing of first patient in first Phase III pivotal study of a Licensed Product; $[*] upon dosing of first patient in each subsequent Phase III efficacy study of a Licensed Product with a different active pharmaceutical ingredient; maximum total milestones under 4.3c of $[*].

4.3d	$[*] upon receipt of approval to market a Licensed Product in the U.S. or in the major EU countries (UK, FR, IT, GE, SP); $[*] upon receipt of approval to market each subsequent

[*]	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Licensed Product with a different active pharmaceutical ingredient in the U.S. or in the major EU countries; maximum total milestones under 4.3d of $[*].

4.3e	The Regents may elect, at their sole option, to receive in the form of additional options, in lieu of cash, any milestone payments earned prior to closing of the first Licensee Liquidity Transaction (as defined in Paragraph 4.2a). If The Regents elect to take any such milestone payment(s) in the form of options, the options will be fully vested upon issuance, at no cost to The Regents, become exercisable immediately prior to the closing of the first Licensee Liquidity Transaction, and will be valued at the lesser of $1.00 per share or the share price at the last closed round of financing of MPT. Milestone payments earned after the closing of the first Licensee Liquidity Transaction will be payable solely in cash.

4.4	Licensee must pay to The Regents a license maintenance fee of five thousand dollars ($5,000) beginning on the one-year anniversary date of the Effective Date of this Agreement and continuing annually on each anniversary date of the Effective Date. The maintenance fee will not be due and payable on any anniversary date of the Effective Date if on that date Licensee is commercially selling a Licensed Product and paying an earned royalty to The Regents on the sales of that Licensed Product. The license maintenance fees are non-refundable and are not an advance against royalties.

5. ROYALTIES

5.1	Licensee must pay to The Regents for sales by Licensee or its Affiliates an earned royalty of [*] of Licensed Products or Licensed Methods.

5.2	Licensee must pay to The Regents a minimum annual royalty of [*] for the life of Regents’ Patent Rights, beginning in the year of the First Commercial Sale of Licensed Product. Licensee must pay the minimum annual royalty to The Regents by February 28 of each year. The minimum annual royalty will be credited against the earned royalty due and owing for the calendar year in which the minimum payment was made.

5.3	Paragraphs 1.1, 1.2, 1.3 and 1.4 define Regents’ Patent Rights, Licensed Product, Licensed Method and the Field of Use so that royalties are payable on products covered by pending patent applications and issued patents. Royalties accrue for the duration of this Agreement.

5.4	Licensee must pay royalties owed to The Regents on a quarterly basis. Licensee must pay the royalties within two months of the end of the calendar quarter in which the royalties accrued.

5.5	All monies due The Regents must be paid in United States funds. When Licensed Products are sold for monies other than United States dollars, the royalties will first be determined in the foreign currency of the country in which those Licensed Products were sold and, second, converted into equivalent United States funds. Licensee must use the exchange rate established by the Bank of America in San Francisco, California on the last day of the calendar quarter.

5.6	Any tax for the account of The Regents required to be withheld by Licensee under the laws of any foreign country must be promptly paid by Licensee for and on behalf of The Regents to the

[*]	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

appropriate governmental authority. Licensee will use its best efforts to furnish The Regents with proof of payment of any tax. Licensee is responsible for all bank transfer charges. All payments made by Licensee in fulfillment of The Regents’ tax liability in any particular country will be credited against fees or royalties due The Regents for that country.

5.7	If at any time legal restrictions prevent the acquisition or prompt remittance of United States Dollars by Licensee with respect to any country where a Licensed Product is sold, the Licensee shall pay royalties due to The Regents from Licensee’s other sources of United States Dollars.

5.8	If any patent or any claim included in Regents’ Patent Rights is held invalid or unenforceable in a final decision by a court of competent jurisdiction from which no appeal has or can be taken, all obligation to pay royalties based on that patent or claim or any claim patentably indistinct from it will cease as of the date of that final decision. Licensee will not, however, be relieved from paying any royalties that accrued before that decision or that is based on another patent or claim not involved in that decision.

5.9	No royalties will be collected or paid on Licensed Products sold to the United States Federal Government, or any agency of the United States Government. The Licensee and its Sublicensee will reduce the amount charged for Licensed Products distributed to the United States Government by the amount of the royalty.

6. DILIGENCE

6.1	Upon the execution of this Agreement, Licensee must diligently proceed with the development, manufacture and sale (“Commercialization”) of Licensed Products and must earnestly and diligently endeavor to market them within a reasonable time after execution of this Agreement and in quantities sufficient to meet the market demands for them.

6.2	Licensee must endeavor to obtain all necessary governmental approvals for the Commercialization of Licensed Products.

6.3	Subject to Licensee’s rights under Paragraph 6.6, The Regents has the right and option to either terminate this Agreement or reduce Licensee’s exclusive license to a nonexclusive license if Licensee fails to perform any of the terms in this Paragraph 6.3. This right, if exercised by The Regents, supersedes the rights granted in Article 2 (Grant).

6.3a	First U.S. Investigational New Drug (IND) covering a Licensed Product to be filed by the second (2nd) anniversary of the date of this Agreement;

6.3b	First patient to be dosed in a Phase I study of a Licensed Product by the third (3rd) anniversary of the date of this Agreement;

6.3c	First patient to be dosed in a Phase II study of a Licensed Product by the fourth (4th) anniversary of the date of this Agreement;

6.3d	First application to market a Licensed Product to be filed in the U.S. or EU by the seventh (7th) anniversary of the date of this Agreement; and

6.3e	First Commercial Sale of a Licensed Product by the ninth (9th) anniversary of the date of this Agreement.

6.4	Licensee has the sole discretion for making all decisions as to how to commercialize any Licensed Product.

6.5	As further evidence of its due diligence in Commercialization of Licensed Products, Licensee represents and warrants that it has cash of at least one million dollars ($1,000,000), and Licensee further agrees that it will spend no less than five hundred thousand dollars ($500,000) per year on the Commercialization of Licensed Products. If Licensee breaches this Paragraph 6.5, and subject to Licensee’s rights under Paragraph 6.6, The Regents has the right and option to either terminate this Agreement or reduce Licensee’s exclusive license to a nonexclusive license. This right, if exercised by The Regents, supersedes the rights granted in Article 2 (Grant).

6.6	In the event that The Regents wishes to exercise its right to terminate this Agreement, or to reduce Licensee’s exclusive license to a nonexclusive licence, pursuant to Paragraph 6.3 or Paragraph 6.5 above, then in any such case The Regents will deliver to Licensee a written notice of the action The Regents wishes to take and the basis therefor (a “Termination Notice”). Upon receipt of any Termination Notice, and for a period of sixty (60) days thereafter, Licensee shall have a one-time right to suspend the action proposed to be taken by The Regents in the Termination Notice for a period of one (1) year by payment to The Regents of one hundred thousand dollars ($100,000) in cash. If Licensee has not made payment to The Regents by the end of such sixty (60) day period, then the action specified in the Termination Notice shall take effect on such sixtieth (60th) day. If Licensee makes the payment, then (a) each milestone date in Paragraph 6.3 shall be extended by one (1) year, and (b) Licensee shall have an additional year to bring itself into compliance with the spending requirements in Paragraph 6.5.

7. PATENT FILING, PROSECUTION AND MAINTENANCE

7.1	As long as Licensee is current in reimbursing patent prosecution costs, The Regents will file, prosecute and maintain the patents and applications comprising Regents’ Patent Rights. These patents will be held in the name of The Regents and will be obtained with counsel of The Regents’ choice. The Regents must provide Licensee with copies of each patent application, office action, response to office action, request for terminal disclaimer, and request for reissue or reexamination of any patent or patent application under Regents’ Patent Rights. The Regents will consider any comments or suggestions by Licensee. The Regents is entitled to take action to preserve rights or minimize costs whether or not Licensee has commented.

7.2	Licensee will bear all costs incurred prior to and during the term of this Agreement in the preparation, filing, prosecution and maintenance of patent applications and patents in Regents’ Patent Rights. Prosecution includes interferences, oppositions and any other inter partes matters originating in a patent office. Licensee must send payment to The Regents within 30 days of Licensee’s receipt of an invoice.

7.3	Licensee has the right to request patent protection on the Invention in foreign countries if the rights are available. Licensee must notify The Regents of its decision within eight months of the filing of the corresponding United States patent application. This notice must be in writing and must identify the countries desired. The absence of this notice from Licensee to The Regents will be considered an election not to secure foreign rights.

7.4	Eight months after the filing of the corresponding United States application, but not sooner, The Regents will have the right to file patent applications at its own expense in any country which

Licensee has not identified in written notice provided by 7.3. These applications and resulting patents will not be subject to this Agreement.

7.5	Licensee’s obligation to underwrite and to pay all United States and foreign patent costs will continue for as long as this Agreement remains in effect. Licensee may terminate its obligations with respect to any given patent application or patent upon three months written notice to The Regents. The Regents will use its best efforts to curtail patent costs chargeable to Licensee under this Agreement after this notice is received from Licensee. The Regents may continue prosecution or maintenance of these application(s) or patent(s) at its sole discretion and expense, and Licensee will have no further rights or licenses to them.

7.6	The Regents will use its best efforts to not allow any Regents’ Patent Rights for which Licensee is licensed and is underwriting the costs of to lapse or become abandoned without Licensee’s authorization or reasonable notice, except for the filing of continuations, divisionals, or the like which substitute for the lapsed application.

8. PATENT INFRINGEMENT

8.1	In the event that The Regents (to the extent of the actual knowledge of the licensing professional responsible for the administration of this Agreement) or the Licensee learns of infringement of potential commercial significance of any patent licensed under this Agreement, the knowledgeable party will provide the other (i) with written notice of such infringement and (ii) with any evidence of such infringement available to it (the “Infringement Notice”). During the period in which, and in the jurisdiction where, the Licensee has exclusive rights under this Agreement, neither The Regents nor the Licensee will notify a third party (including the infringer) of infringement or put such third party on notice of the existence of any Patent Rights without first obtaining consent of the other. If the Licensee puts such infringer on notice of the existence of any Patent Rights with respect to such infringement without first obtaining the written consent of The Regents and if a declaratory judgement action is filed by such infringer against The Regents, then Licensee’s right to initiate a suit against such infringer for infringement under Paragraph 8.2 below will terminate immediately without the obligation of The Regents to provide notice to the Licensee. Both The Regents and the Licensee will use their diligent efforts to cooperate with each other to terminate such infringement without litigation.

8.2	If infringing activity of potential commercial significance by the infringer has not been abated within ninety (90) days following the date the Infringement Notice takes effect, then the Licensee may institute suit for patent infringement against the infringer. The Regents may voluntarily join such suit at its own expense, but may not thereafter commence suit against the infringer for the acts of infringement that are the subject of the Licensee’s suit or any judgment rendered in the suit. The Licensee may not join The Regents in a suit initiated by Licensee without The Regents’ prior written consent. If, in a suit initiated by the Licensee, The Regents is involuntarily joined other than by the Licensee, then the Licensee will pay any costs incurred by The Regents arising out of such suit, including but not limited to, any legal fees of counsel that The Regents selects and retains to represent it in the suit.

8.3

If, within a hundred and twenty (120) days following the date the Infringement Notice takes effect, infringing activity of potential commercial significance by the infringer has not been abated and if the Licensee has not brought suit against the infringer, then The Regents may institute such suit for patent infringement against the infringer. If The Regents institutes such suit, then the Licensee may not join such suit without The Regents consent and may not thereafter commence suit against the infringer for acts of infringement that are subject to The Regents suit or any judgment rendered in that suit.

8.4	Any recovery or settlement received in connection with any suit will first be shared by The Regents and the Licensee equally to cover any litigation costs each incurred and next shall be paid to The Regents or the Licensee to cover any litigation costs it incurred in excess of the litigation costs of the other. In any suit initiated by the Licensee, any recovery in excess of litigation costs will be shared between Licensee and The Regents as follows: (a) for any recovery other than amounts paid for willful infringement, The Regents will receive [*] of the recovery; and (b) for any recovery for willful infringement, The Regents will receive [*] of the recovery. In any suit initiated by The Regents, any recovery in excess of litigation costs will belong to The Regents. The Regents and the Licensee agree to be bound by all determinations of patent infringement, validity and enforceability (but no other issue) resolved by any adjudicated judgment in a suit brought in compliance with this Article 8 (Patent Infringement).

8.5	Any agreement made by the Licensee for purposes of settling litigation or other dispute shall comply with the requirements of Article 3 (Sublicenses) of this Agreement.

8.6	Each party will cooperate with the other in litigation proceedings instituted hereunder but at the expense of the party who initiated the suit (unless such suit is being jointly prosecuted by the parties).

8.7	Any litigation proceedings will be controlled by the party bringing the suit, except that The Regents may be represented by counsel of its choice in any suit brought by the Licensee.

9. PROGRESS AND ROYALTY REPORTS

9.1	Beginning January 31, 2006, Licensee must submit to The Regents semiannual progress reports covering Licensee’s activities related to the development and testing of all Licensed Products and the obtaining of the governmental approvals necessary for marketing. These progress reports must be made for each Licensed Product until its First Commercial Sale.

9.2	The progress reports submitted under Paragraph 9.1 must include the following topics:

9.2a	Summary of work completed.

9.2b	Key scientific discoveries.

9.2c	Summary of work in progress.

9.2d	Current schedule of anticipated events or milestones.

9.2e	Market plans for introduction of Licensed Products.

9.2f	A summary of resources (dollar value) spent in the reporting period.

9.3.	Licensee must notify The Regents if Licensee or any of its Sublicensees or Affiliates ceases to be a small entity (as defined by the United States Patent and Trademark Office) under the provisions of 35 U.S.C. §41(h).

9.4	Licensee must report the date of the First Commercial Sale in the royalty report immediately following that Sale.

[*]Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

9.5	After the First Commercial Sale of each Licensed Product, Licensee must make quarterly royalty reports to The Regents by February 28, May 31, August 31 and November 30 of each year (i.e., within two months from the end of each calendar quarter). Each royalty report must cover Licensee’s most recently completed calendar quarter and must show:

9.5a	Gross sales and Net Sales of any Licensed Product.

9.5b	Number of each type of Licensed Product sold.

9.5c	Royalties payable to The Regents.

9.6	Licensee must state in its royalty report if it had no sales of any Licensed Product.

10. BOOKS AND RECORDS

10.1	Licensee must keep accurate books and records of all Licensed Products manufactured, used or sold. Licensee must preserve these books and records for at least five years from the date of the royalty payment to which they pertain.

10.2	The Regents’ representatives or agents are entitled to inspect these books and records at reasonable times. The Regents will pay the fees and expenses of these inspections. If an error favoring Licensee of more than 5% of the total annual royalties is discovered, then Licensee will pay the fees and expenses of these inspections.

11. LIFE OF THE AGREEMENT

11.1	Unless otherwise terminated by operation of law or by acts of the parties in accordance with the terms of this Agreement, this Agreement is in force from the Effective Date recited on page one and remains in effect for the life of the last-to-expire patent in Regents’ Patent Rights, or until the last patent application licensed under this Agreement is abandoned and no patent in Regents’ Patent Rights ever issues.

11.2	Upon termination of this Agreement, Licensee will have no further right to make, have made, use or sell any Licensed Product except as provided in Article 14 (Disposition of Licensed Products on Hand Upon Termination).

11.3	Any expiration or termination of this Agreement will not affect the rights and obligations set forth in the following Articles:

Article	1 Definitions

Article	4 Fees (Paragraph 4.1 only — license issue fee)

Article	5 Royalties (except Paragraph 5.2)

Article	7 Patent Filing, Prosecution and Maintenance (Paragraphs 7.2 and 7.5 only)

Article	10 Books and Records

Article	11 Life of the Agreement

Article	14 Disposition of Licensed Products on Hand upon Termination

Article	16 Use of Names and Trademarks

Article	17 Limited Warranty

Article	18 Indemnification

Article	19 Notices

Article	21 Late Payments

Article	23 Failure to Perform

Article	24 Governing Law

Article	29 Confidentiality

Article	30 HHMI Third Party Beneficiary Status

12. TERMINATION BY THE REGENTS

12.1	If Licensee violates or fails to perform any material term or covenant of this Agreement, then The Regents may give written notice of the default (“Notice of Default”) to Licensee. If Licensee does not repair the default within 60 days after the effective date of the Notice of Default, then The Regents has the right to terminate this Agreement and the License by a second written notice (“Notice of Termination”) to Licensee. If The Regents sends a Notice of Termination to Licensee, then this Agreement automatically terminates on the effective date of this notice. Termination does not relieve Licensee of its obligation to pay any royalty or fees owing at the time of termination and does not impair any accrued right of The Regents.

13. TERMINATION BY LICENSEE

13.1	Licensee has the right at any time to terminate this Agreement in whole or with respect to any portion of Regents’ Patent Rights by giving written notice to The Regents. This notice of termination will be subject to Article 19 (Notices) and will be effective 90 days after the effective date of the notice.

13.2	Any termination in accordance with Paragraph 13.1 does not relieve Licensee of any obligation or liability accrued prior to termination. Nor does termination rescind anything done by Licensee or any payments made to The Regents prior to the effective date of termination. Termination does not affect in any manner any rights of The Regents arising under this Agreement prior to termination.

14. DISPOSITION OF LICENSED PRODUCTS ON HAND UPON TERMINATION

14.1	Upon termination of this Agreement, Licensee will have the right to dispose of all previously made or partially made Licensed Products, but no more, within a period of six months. But Licensee must submit royalty reports on the sale of these Licensed Products and must pay royalties at the rate and at the time provided in this Agreement.

15. PATENT MARKING

15.1	Licensee must mark all Licensed Products made, used or sold under the terms of this Agreement, or their containers, in accordance with the applicable patent marking laws.

16. USE OF NAMES AND TRADEMARKS

16.1	Neither party is permitted to use any name, trade name, trademark or other designation of the other party or its employees (including contraction, abbreviation or simulation of any of the foregoing) in advertising, publicity or other promotional activity. Unless required by law, Licensee is expressly prohibited from using the name “The Regents of the University of California” or the name of any campus of the University of California.

16.2	Licensee may not use the name of HHMI or of any HHMI employee (including Dr. Charles L. Sawyers) in a manner that reasonably could constitute an endorsement of a commercial product or service; but that use for other purposes, even if commercially motivated, is permitted provided that (a) the use is limited to accurately reporting factual events or occurrences, and (b) any reference to the name of HHMI or any HHMI employees in press releases or similar materials intended for public release is approved by HHMI in advance.

17. LIMITED WARRANTY

17.1	The Regents warrants that it has the lawful right to grant this license to Licensee.

17.2	This License and the associated Invention are provided WITHOUT WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR ANY OTHER WARRANTY, EXPRESS OR IMPLIED. THE REGENTS MAKE NO REPRESENTATION OR WARRANTY THAT ANY LICENSED PRODUCT WILL NOT INFRINGE ANY PATENT OR OTHER PROPRIETARY RIGHT.

17.3	IN NO EVENT WILL THE REGENTS BE LIABLE FOR ANY INCIDENTAL, SPECIAL OR CONSEQUENTIAL DAMAGES RESULTING FROM EXERCISE OF THIS LICENSE OR THE USE OF THE INVENTION OR LICENSED PRODUCTS OR THE USE OR THE PRACTICE OF LICENSED METHODS.

17.4	Nothing in this Agreement will be construed as:

17.4a	A warranty or representation by The Regents as to the validity or scope of any Regents’ Patent Rights.

17.4b	A warranty or representation that anything made, used, sold or otherwise disposed of under any license granted in this Agreement is or will be free from infringement of patents of third parties.

17.4c	An obligation on The Regents to bring or prosecute actions or suits against third parties for patent infringement except as provided in Article 8 (Patent Infringement).

17.4d	Conferring by implication, estoppel or otherwise any license or rights under any patents of The Regents other than Regents’ Patent Rights as defined herein, regardless of whether such patents are dominant or subordinate to Regents’ Patent Rights.

17.4e	An obligation on The Regents to furnish any know-how not provided in Regents’ Patent Rights.

18. INDEMNIFICATION

18.1

Licensee will, and will require its Sublicensees to, indemnify, hold harmless, and defend The Regents, the sponsors of the research that led to the Invention, and the inventors of any invention claimed in patents or patent applications under Regents’ Patent Rights (including the Licensed Products and Licensed Methods contemplated hereunder) and their employers, and the officers, employees, and agents of any of the foregoing, against any and all claims, suits, losses, damages, costs, fees, and expenses resulting from, or arising out of, the exercise of this license or any sublicense. This indemnification will include, but will not be limited to, any product liability. If The Regents, in its sole discretion, believes that there will be a conflict of interest or it will not otherwise be adequately represented by counsel chosen by Licensee to defend The Regents in accordance with this Paragraph 18.1, then The Regents may retain counsel of its choice to represent it, and Licensee will pay all expenses for such representation.

18.2	HHMI and its trustees, officers, employees, and agents (collectively, “HHMI Indemnitees”) will be indemnified, defended by counsel acceptable to HHMI, and held harmless by Licensee and its Sublicensees from and against any claim, liability, cost, expense, damage, deficiency, loss, or obligation of any kind or nature (including, without limitation, reasonable attorneys’ fees and other costs and expenses of defense) based on, resulting from, arising out of, or otherwise relating to this Agreement or any sublicense agreement, or the exercise of this license or any sublicense, including without limitation any cause of action relating to product liability (collectively, “Claims”). The previous sentence will not apply to any Claim that is determined with finality by a court of competent jurisdiction to result solely from the gross negligence or willful misconduct of an HHMI Indemnitee. For clarity, acts conducted under the retained rights and licenses set forth in Paragraph 2.2 and 2.3 above are not subject to this indemnification obligation of Licensee or any Sublicensee. If HHMI, in its sole discretion, believes that there will be a conflict of interest or it will not otherwise be adequately represented by counsel chosen by Licensee to defend the HHMI Indemnitiees in accordance with this Paragraph 18.2, then HHMI may retain counsel of its choice to represent the HHMI Indemnitees, and Licensee will pay all expenses for such representation.

18.3	Licensee, at its sole cost and expense, must insure its activities in connection with the work under this Agreement and obtain, keep in force and maintain the following insurance:

18.3a	Upon execution of this Agreement, Comprehensive or Commercial Form General Liability Insurance (contractual liability included) with limits as follows:

Each occurrence	$1,000,000.
Products/completed operations aggregate	N/A.
Personal and advertising injury	$1,000,000.
General aggregate (commercial form only)	$2,000,000.

If the above insurance is written on a claims-made form, it shall continue for three (3) years following termination or expiration of this Agreement. The insurance shall have a retroactive date of placement prior to or coinciding with the Effective Date of this Agreement; and

18.3b	Prior to the first administration of a Licensed Product in humans, Comprehensive or Commercial Form General Liability Insurance (contractual liability included) with limits as follows:

Each occurrence	$5,000,000.
Products/completed operations aggregate	$10,000,000.
Personal and advertising injury	$5,000,000.
General aggregate (commercial form only)	$10,000,000.

If the above insurance is written on a claims-made form, it shall continue for three (3) years following termination or expiration of this Agreement; and

18.3b	Worker’s Compensation as legally required in the jurisdiction in which Licensee is doing business.

18.4	Licensee expressly understands, however, that the coverages and limits in Paragraphs 18.3a and 18.3b do not in any way limit Licensee’s liability under this Article. Licensee must furnish The Regents with certificates of insurance evidencing compliance with all requirements. Licensee’s insurance must:

18.4a	Provide for thirty (30) days (10 days for non-payment of premium) advance written notice to The Regents of any cancellation of insurance coverages; Licensee will promptly notify The Regents of any material modification of the insurance coverages.

18.4b	Indicate that The Regents of the University of California and HHMI have been endorsed as additional insureds under the coverages listed in Paragraph 18.3.

18.4c	Include a provision that the coverages will be primary and will not participate with, nor will be excess over, any valid and collective insurance or program of self-insurance carried or maintained by The Regents or HHMI.

18.5	The Regents will promptly notify Licensee in writing of any claim or suit brought against The Regents for which The Regents intends to invoke the provisions of this Article 18 (Indemnification). Licensee will keep The Regents informed on a current basis of its defense of any claims pursuant to this Article 18 (Indemnification). In the case of an HHMI Indemnitee, notice shall be given reasonably promptly following actual receipt of written notice thereof by an officer or attorney of HHMI. Notwithstanding the foregoing, the delay or failure of an HHMI Indemnitee to give prompt notice to Licensee of any Claim shall not affect the rights of such HHMI Indemnitee unless, and then only to the extent that, such delay or failure is prejudicial to or otherwise adversely affects Licensee. Licensee will keep HHMI informed of its defense of any Claims pursuant to this Article 18 (Indemnification).

19. NOTICES

19.1	Any notice or payment required to be given to either party must be sent to the respective address given below and is effective: (a) on the date of delivery if delivered in person, (b) five days after mailing if mailed by first-class certified mail, postage paid, or (c) on the next business day if sent by overnight delivery. Either party may change its designated address by written notice.

For Licensee:

Medivation Prostate Therapeutics, Inc.

501 Second Street, Suite 211

San Francisco, CA 94107

Attention: Chief Financial Officer

For The Regents:

The Regents of the University of California

University of California, Los Angeles

Office of Intellectual Property Administration

10920 Wilshire Blvd., Suite 1200

Los Angeles, California 90095-1406

Attention: Director

20. ASSIGNABILITY

20.1	This Agreement is binding upon and inures to the benefit of The Regents, its successors and assigns. But it is personal to Licensee and assignable by Licensee only with the written consent of The Regents. The consent of The Regents will not be required if the assignment is in conjunction with the transfer of all or substantially all of the business of Licensee to which this license relates.

21. LATE PAYMENTS

21.1	For each royalty payment or fee not received by The Regents when due, Licensee must pay to The Regents a simple interest charge of 10% per annum to be calculated from the date payment was due until it was actually received by The Regents.

22. WAIVER

22.1	The waiver of any breach of any term of this Agreement does not waive any other breach of that or any other term.

23. FAILURE TO PERFORM

23.1	If either party takes legal action against the other because of a failure of performance due under this Agreement, then the prevailing party is entitled to reasonable attorney’s fees in addition to costs and necessary disbursements.

24. GOVERNING LAW

24.1	THIS AGREEMENT IS TO BE INTERPRETED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA, but the scope and validity of any patent or patent application will be governed by the applicable laws of the country of the patent or patent application. Any legal action brought by the parties hereto relating to this Agreement will be conducted in San Francisco, California.

25. GOVERNMENT APPROVAL OR REGISTRATION

25.1	If this Agreement or any associated transaction is required by the law of any nation to be either approved or registered with any governmental agency, Licensee will assume all legal obligations to do so. Licensee will notify The Regents if it becomes aware that this Agreement is subject to a United States or foreign government reporting or approval requirement. Licensee will make all necessary filings and pay all costs including fees, penalties, and all other out-of-pocket costs associated with such reporting or approval process.

26. EXPORT CONTROL LAWS

26.1	Licensee must observe all applicable United States and foreign laws with respect to the transfer of Licensed Products and related technical data to foreign countries, including the International Traffic in Arms Regulations (ITAR) and the Export Administration Regulations.

27. PREFERENCE FOR UNITED STATES INDUSTRY

27.1	Because this Agreement grants an exclusive right to a particular use of the Invention, Licensee must manufacture in the United States any products embodying this Invention or produced through the Invention’s use to the extent required by 35 U.S.C. §201-212.

28. FORCE MAJEURE

28.1	The parties will be excused from any performance required under this Agreement if performance is impossible or unfeasible due to any catastrophe or other major event beyond their reasonable control, including war, riot, or insurrection; lockouts or other serious labor disputes; and floods, fires, explosions, or other natural disasters. When such events abate, and in any event within one year, the parties’ respective obligations will resume.

29. CONFIDENTIALITY

29.1	If either party discloses confidential information to the other party, the disclosing party will designate this information as confidential by appropriate legend or instruction, and the receiving party will:

29.1a	Use the same degree of care to maintain the secrecy of the confidential information as it uses to maintain the secrecy of its own information of like kind.

29.1b	Use the confidential information only to accomplish the purposes of this Agreement.

   Subject to the exclusions provided in Paragraphs 29.3 and 29.5, without limiting the generality of the foregoing, it is acknowledged and agreed that all progress and    royalty reports delivered under Article 9 (Progress and Royalty Reports) constitute confidential information of Licensee.

29.2	Neither party will disclose confidential information received from the other party except to its Board of Directors, employees, customers, distributors and other agents who are bound to it by similar obligations of confidence.

29.3	Neither party will have any confidentiality obligation with respect to the confidential information belonging to or disclosed by the other party that:

29.3a	The receiving party can demonstrate by written records was previously known to it.

29.3b	The receiving party lawfully obtained from sources under no obligation of confidentiality.

29.3c	Is or becomes publicly available other than through an act or omission of the receiving party or any of its employees.

29.3d	Is required to be disclosed under the California Public Records Act, governmental audit or other requirement of law.

29.4	The provisions of this Article 29 will continue in effect for five years after expiration or termination of this Agreement.

29.5	Notwithstanding anything to the contrary contained in this Agreement, The Regents may release this Agreement or any Sublicense, including any terms thereof, and information regarding royalty payments or other income received in connection with this Agreement to the inventors, senior administrative officials employed by The Regents, and individual Regents and to the senior administrative officials employed by HHMI and individual trustees of HHMI upon their request. If such release is made, The Regents will request that such terms be kept in confidence in accordance with the provisions of this Article 29. If a third party inquires whether a license to Regents’ Patent Rights is available, then The Regents may disclose the existence of this Agreement and the extent of the grant in Article 2 (Grant) to such third party, but will not disclose the name of Licensee or any other terms or conditions of this Agreement, except where The Regents is required to release information under the California Public Records Act, a governmental audit requirement, or other applicable law.

30. HHMI THIRD-PARTY BENEFICIARY STATUS

30.1	HHMI is not a party to this Agreement and has no liability to Licensee, any Sublicensee, or user of anything covered by this Agreement, but HHMI is an intended third-party beneficiary of this Agreement and certain of its provisions are for the benefit of HHMI and are enforceable by HHMI in its own name.

31. MISCELLANEOUS

31.1	The headings of the several sections are inserted for convenience of reference only and are not intended to be a part of, or to affect the meaning or interpretation of, this Agreement.

31.2	This Agreement is not binding upon the parties until it has been signed below on behalf of each party, in which event it becomes effective as of the date recited on page one.

31.3	No amendment or modification of this Agreement will be valid or binding upon the parties unless made in writing and signed by each party.

31.4	This Agreement embodies the entire understanding of the parties and supersedes all previous communications, representations or understandings, either oral or written, between the parties relating to the subject matter hereof, except for the Secrecy Agreement dated April 12, 2005 by and between The Regents and Licensee, which shall survive; provided, however, that in the case of any conflict between the provisions of the Secrecy Agreement and this Agreement, this Agreement shall govern.

31.5	If any part of this Agreement is for any reason found to be unenforceable, all other parts nevertheless remain enforceable as long as a party’s rights under this Agreement are not materially affected. In lieu of the unenforceable provision, the parties will substitute or add as part of this Agreement a provision that will be as similar as possible in economic and business objectives as was intended by the unenforceable provision.

Both The Regents and Licensee have executed this Agreement in duplicate originals by their authorized officers on the dates written below:

MEDIVATION, INC.		THE REGENTS OF THE UNIVERSITY OF CALIFORNIA

By:	/S/ C. PATRICK MACHADO	By:	/S/ CLAIRE T. WAKE

Name:	C. Patrick Machado	Name:	Claire T. Wake
Title:	Senior Vice President and CFO	Title:	Assistant Director
Date:	August 12, 2005	Date:	August 15, 2005

MEDIVATION PROSTATE THERAPEUTICS, INC.

By:	/S/ C. PATRICK MACHADO

Name:	C. Patrick Machado
Title:	Senior Vice President and CFO
Date:	August 12, 2005